UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2026

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41488	82-5089826
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Professional Drive, Suite 260

Gaithersburg, MD 20879

(Address of principal executive offices) (Zip Code)

(240) 430-4212

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.00001 per share	SHPH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 5, 2026, Shuttle Pharmaceuticals Holdings, Inc. (the “Company”) priced its recently announced public offering (the “Offering”) of 2,238,800 shares of the Company’s common stock par value $0.00001 per share (the “Common Stock”), and pre-funded warrants to purchase up to 4,761,200 shares of Common Stock (the “Pre-Funded Warrants”) for aggregate gross proceeds of approximately $3.5 million, before deducting placement agent fees and other offering expenses. The Offering closed on March 9, 2026.

Securities Purchase Agreement

In connection with the Offering, the Company entered into a Securities Purchase Agreement, dated March 5, 2026 (the “Purchase Agreement”), by and among the Company and the purchasers named therein, pursuant to which the Company agreed to issue and sell the shares of Common Stock and Pre-Funded Warrants.

The Pre-Funded Warrants are exercisable immediately, at an exercise price of $0.001 per share, and will remain valid and exercisable until all the Pre-Funded Warrants are exercised in full. A holder of a Pre-Funded Warrant will not have the right to exercise any portion of its Pre-Funded Warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99% at the election of the holder prior to the date of issuance) of the number of shares of common stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%. The exercise price and number of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the common stock and the exercise price.

The Purchase Agreement contains customary representations and warranties and agreements of the Company and the Purchasers and customary indemnification rights and obligations of the parties. Pursuant to the Purchase Agreement, and subject to certain exceptions, the Company has agreed to certain restrictions on the issuance and sale of the Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) during the 30-day period following the closing of the Offering. In addition, the Company’s executive officers and directors entered into lock-up agreements in substantially the form included as an exhibit to the Purchase Agreement, providing for a 30-day “lock-up” period with respect to sales of Common Stock and Common Stock Equivalents, subject to certain exceptions.

The Offering was made pursuant to an effective registration statement on Form S-1 (File No. 333-293363), which was filed with the Securities and Exchange Commission (the “SEC”) on February 11, 2026, as amended on February 11, 2026, and declared effective by the SEC on February 17, 2026, as supplemented by a prospectus supplement, dated March 5, 2026, filed with the SEC on March 9, 2026.

Placement Agency Agreement

On March 5, 2026, the Company entered into a Placement Agency Agreement (the “Placement Agency Agreement”) with E.F. Hutton & Co., as placement agent (the “Placement Agent”), pursuant to which the Placement Agent agreed to act as the Company’s exclusive placement agent in connection with the Offering. The Offering was conducted on a reasonable best-efforts basis.

Pursuant to the Placement Agency Agreement, the Company agreed to pay the Placement Agent a cash fee equal to 4.0% of the gross proceeds of the Offering, plus a non-accountable expenses fee of 1.00% of the aggregate gross proceeds of the Offering and certain reimbursable expenses.

The foregoing descriptions of the Securities Purchase Agreement, Pre-Funded Warrants, and Placement Agency Agreement are subject to, and qualified in their entirety by, the full text of such documents, which are filed as exhibits to this report and are incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On March 6, 2026, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit Description
4.1	Form of Pre-Funded Warrant
10.1	Form of Securities Purchase Agreement, dated March 5, 2026
10.2	Placement Agency Agreement, dated March 5, 2026
99.1	Press Release, dated March 6, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.
Dated: March 10, 2026
	By:	/s/ Christopher Cooper
	Name:	Christopher Cooper
	Title:	Interim Chief Executive Officer